Exhibit 99.1

METALINE CONTACT MINES
P.O. BOX 387
MURRAY, IDAHO 83874

For Immediate Release	September 8, 2004

N E W S    R E L E A S E

METALINE CONTACT MINES EXPANDS
BOARD OF DIRECTORS; LAUNCHES NEW WEB SITE

MURRAY, ID. Metaline Contact Mines (OTCBB: MTLI) is pleased to announce that Jack W. Kendrick and David O. Baldwin have joined its Board of Directors, effective July of this year. The pair will also serve as the company’s Audit Committee.

Jack Kendrick has a lengthy career in senior management at major international mining companies. Mr. Kendrick is the former Chief Financial Officer and Chief Executive Officer for The Bunker Hill Company, and continues as the President and Chief Executive Officer of BHP Properties Inc., General Partner of Bunker Limited Partnership, the successor of Bunker Hill. Mr. Kendrick also served as a director and the President of Metaline Contact Mines, from 1979 — 1998, while the company was a majority-owned subsidiary of Bunker.

David O. Baldwin, a Professional Geologist, is a Principal and Senior Hydrologist for Water-Right Solutions Inc., in Helena, Montana. Mr. Baldwin is a former exploration geologist for Cominco American Incorporated (now Teck Cominco American). As a consulting geologist he developed the concept of an open-pit gold deposit at the Golden Chest Mine, and managed Newmont Mining’s successful Phase I exploration program at the mine proving his concept.

“These guys are All-Pro,” said John Beasley, Chief Financial Officer for Metaline Contact Mines. “Jack Kendrick and Dave Baldwin bring a wealth of experience, knowledge and talent to our team that is rarely afforded small companies like Metaline Contact Mines.”

Metaline Contact Mines is also pleased to announce that its new web site, www.metalinecontactmines.com, is now up-and-running. Please log on and learn more about us.

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For more information contact:

John W. Beasley, Secretary/Treasurer/CFO
920-987-5317 (Midwest office tel & fax)
info@ metalinecontactmines.com

Forward-Looking Statements

This release contains certain “forward-looking” statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission including its annual report on Form 10-KSB for the year ending December 31, 2003.

Further information about Metaline Contact Mines can be reviewed on the website of the U.S. Securities and Exchange Commission at www.sec.gov or the Company’s website at www.metalinecontactmines.com.